EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

Next, Inc.

We consent to the incorporation by reference of our report to the Board of Directors and Stockholders of Next, Inc. and Subsidiaries dated January 25, 2002 (except for Note 2 which is dated February 1, 2002), accompanying the consolidated financial statements of Next, Inc. and Subsidiaries for the year ended November 30, 2001 included in the November 30, 2002 Form 10-KSB/A to be filed on or about September 9, 2003.

/s/ Marcum & Kliegman LLP

New York, NY

September 8, 2003